Certificate of Amendment

to the

CERTIFICATE of Trust

OFI Carlyle Private Credit Fund

(a Delaware Statutory Trust)

This Certificate of Amendment to the Certificate of Trust of OFI Carlyle Private Credit Fund (“Certificate”) is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) (the “Act”) and sets forth the following:

FIRST: The name of the statutory trust is OFI Carlyle Private Credit Fund (the “Trust”).

SECOND: The Trust’s Certificate of Trust is hereby amended to delete the first enumerated paragraph therein in its entirety and to insert in lieu thereof the following first enumerated paragraph:

“FIRST: The name of the statutory trust is Carlyle Tactical Private Credit Fund (the “Trust”).”

THIRD: The Certificate of Amendment to the Certificate of Trust shall be effective immediately upon filing in the Office of the Secretary of State of Delaware.

IN WITNESS WHEREOF, the undersigned, being all of the Trustees of the Trust, have duly executed this Certificate in accordance with Section 3811(a)(2) of the Act as of the 4th day of November, 2019.

/s/ Mark Garbin

Mark Garbin

/s/ Sanjeev Handa

Sanjeev Handa

/s/ Joan McCabe

Joan McCabe

/s/ Justin Plouffe

Justin Plouffe